UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 30, 2009, YRC Worldwide Inc. (the “Company”) announced that it had successfully concluded an amendment to its Credit Agreement (as defined below) and to its ABS Facility (as defined below). A copy of the news release announcing the successful conclusion of the agreements is attached hereto as Exhibit 99.1.

Credit Agreement Amendment

On July 30, 2009, the Company and certain of its subsidiaries entered into Amendment No. 9 to the Credit Agreement (the “Credit Agreement Amendment”), which amends the Credit Agreement, dated as of August 17, 2007 (as amended prior to the date hereof, the “Credit Agreement”), among the Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as agent (the “Administrative Agent”), and the other lenders that are parties thereto. The Credit Agreement continues to provide the Company with a $950 million senior revolving credit facility, including sublimits available for borrowings under certain foreign currencies and for letters of credit, and a senior term loan in an aggregate outstanding principal amount of approximately $111.5 million.

Financial Covenants

The Credit Agreement Amendment suspends the requirement that the Company maintain liquidity equal to or greater than $100 million at all times until September 1, 2009.

In addition, the Credit Agreement Amendment amends the minimum consolidated EBITDA negative covenant:

(a) by including an addback to consolidated EBITDA of the Company and its subsidiaries of up to $14 million for certain restructuring charges for the fiscal quarter ending December 31, 2009, of up to $8 million for certain restructuring charges for the fiscal quarter ending March 31, 2010 and of up to $5 million for certain restructuring charges for the fiscal quarter ending June 30, 2010; and

(b) by resetting minimum Consolidated EBITDA amounts and test dates as follows:

Period	Minimum Consolidated EBITDA
For the fiscal quarter ending on December 31, 2009	$15,000,000

For the fiscal quarter ending on March 31, 2010	$20,000,000

For the two consecutive fiscal quarters ending on June 30, 2010	$80,000,000

For the three consecutive fiscal quarters ending September 30, 2010	$145,000,000

For the four consecutive fiscal quarters ending December 31, 2010	$210,000,000

Revolver Reserve

The Credit Agreement Amendment extends the date upon which the revolving commitments would be permanently reduced by an amount equal to the then current revolver reserve amount to 12:00 a.m., September 1, 2009.

Asset Sale Mandatory Prepayment

Pursuant to the Credit Agreement Amendment, the asset sale mandatory prepayment provision is amended to no longer require the Company to prepay any of the first $50 million of net cash proceeds received from real estate asset sales after the Credit Agreement Amendment effective date until September 1, 2009, subject to:

(a) in the case of the first $20 million of net cash proceeds received, no restrictions;

(b) (following receipt of the initial $20 million) in the case of the $15 million of net cash proceeds received, ratification of the second amended and restated job security plan by employees represented by the International Brotherhood of Teamsters; and

(c) (following receipt of the initial $20 million) in the case of the final $15 million of net cash proceeds received, engaging a designated officer in accordance with the terms of the Credit Agreement Amendment (as further described below).

Additional Reporting Obligations

Pursuant to the Credit Agreement Amendment, the Company now has an obligation to deliver to the Administrative Agent and the Lenders, prior to certain specified dates, a comprehensive strategic plan reasonably acceptable to the Lenders, along with related financial projections, models and analysis and the written terms and conditions setting forth all of the necessary actions requested by the Company to be taken to achieve the comprehensive strategic plan.

Designated Officer

Pursuant to the Credit Agreement Amendment, the Company now has an obligation to appoint and continue to engage a designated officer to, among other things, review the viability of the Company’s business and its current liquidity, terminal operations, restructuring of the Company’s businesses, whole-business or asset sales, and staffing requirements.

ABS Facility Amendment

On July 30, 2009, the Company, as Performance Guarantor, and the parties to the Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008 (as amended, the “ABS Facility”), among Yellow Roadway Receivables Funding Corporation, as Seller; Falcon Asset Securitization Company LLC, Three Pillars Funding LLC and Amsterdam Funding Corporation, as Conduits; the financial institutions party thereto, as Committed Purchasers; Wachovia Bank, National Association, as Wachovia Agent and LC Issuer, SunTrust Robinson Humphrey, Inc., as Three Pillars Agent; The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), as Amsterdam Agent; and JPMorgan Chase Bank, N.A., as Falcon Agent (which, together with the Wachovia Agent, the Three Pillars Agent and the Amsterdam Agent, are referred to as the “Co-Agents”) and Administrative Agent entered into Amendment No. 7 to the ABS Facility (the “ABS Amendment”). The ABS Amendment amends certain Trigger Events (as defined in the ABS Facility) to make the Minimum Consolidated EBITDA (as defined in the ABS Facility) requirements consistent with the Credit Agreement, as amended. The ABS Amendment also amends specified provisions with respect to the Liquidity Notification Date (as defined in the ABS Facility) consistent with the Credit Agreement, as amended.

In connection with the ABS Facility Amendment, the Company paid fees to each participating Co-Agent in an amount equal to 0.50% of the Group Limit (as defined in the ABS Facility) applicable to that Co-Agent.

Item 2.02.	Results of Operations and Financial Condition.

On July 30, 2009, the Company announced its results of operations and financial condition for the three and six months ended June 30, 2009. A copy of a news release announcing the results of operations and financial condition is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information in this Item 2.02 and Exhibit 99.1 are being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

In the news release, the Company identified certain significant charges that it incurred in the second quarter that it believed were not reflective of its ongoing operations. Set forth below is additional information regarding the nature of these charges:

Workers’ compensation accrual adjustments—The Company experienced higher than expected costs related to workers’ compensation claims across all of its operating companies due, in large part, to the increase in the severity of existing claims and increased new claims occurring during the period of our network integration and the corresponding reduction in the number of employees.

Rerate adjustments—The Company recognized some rerates in the second quarter that primarily related to first quarter revenue. With the switch to one billing system as of part of the integration, it took several months for the corrections to certain invoices to be identified and processed. The Company has seen the billing adjustments come down and stabilize during the second quarter and does not expect to record similar adjustments going forward.

Bad debt and other reserve accruals—Relates to increased reserve accruals for bad debt because of adverse economic conditions.

Integration impact—Represents excess operating costs incurred by the Company due to temporary inefficiencies as the integration of the Company’s network is completed and shipment routes are reengineered.

Reorganization costs and gains on property disposals—Relates to reorganization costs, primarily severance costs, and gains on sales of property, primarily terminal facilities.

Equity investment impairment (noncash)—Relates to noncash impairment charge on the Company’s 65% equity investment in Jiayu, located in China. This adjustment was based primarily on the declining Chinese and global economies.

Union employee stock awards—Relates to the fair value of options granted in May 2009 being lower than the fair value of employee stock appreciation rights (SARs) that were issued in the first quarter of 2009 but later cancelled and replaced by the options granted in May after such grants were approved by the Company’s stockholders.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

(e)

On July 29, 2009, the compensation committee of the board of directors (the “Compensation Committee”) of the Company approved certain changes to the Company’s Executive Severance Policy (the “Policy”) dated July 19, 2006. Such changes are described below.

As a qualifying condition to benefits under the Policy, the Designated Executive is required to execute a separation agreement that includes a full and complete release of the Company from any liability or obligation. Such released liabilities and obligations now exclude indemnification agreements with the Company (which form of agreement was previously filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed March 15, 2007). The separation agreement must also include an agreement that during the severance payment period (the “Inactive Employment Period”), the Designated Executive will not engage in certain activities (“Prohibited Activities”). Under the revised Policy, the Company may sue the Designated Executive for return of severance payments and seek an injunction against such Prohibited Activities during the first six months of the Inactive Employment Period, otherwise the Company may discontinue severance benefits (other than those required by applicable law such as COBRA).

Prohibited Activities under the Policy now include, directly or indirectly, without the written consent of the Company, the solicitation of customers or potential customers of the Company for business of the same or similar nature to the Company’s, solicitation of employment or services from persons known to be employed by the Company or otherwise knowingly interfering in any material respect with the business or accounts of the Company. It is not a Prohibited Activity for the Designated Executive to become the registered or beneficial owner of up to 5% of any class of the capital stock of a business registered under the Securities Exchange Act of 1934, as amended, provided that the Designated Executive does not actively participate in the business during the Inactive Employment Period; and it is not a Prohibited Activity for the Designated Executive to join a consulting, accounting, law or other professional firm who provides advice to the competitors of the Company so long as the Designated Executive does not personally provide this advice.

Designated Executives may now become eligible under the Policy in the event the Designated Executive is terminated without Cause or terminates his or her employment with the Company for Good Reason. Cause means the Designated Executive’s willful engagement in conduct materially and demonstrably injurious to the property or business of the Company, including fraud, misappropriation of funds or other property of the Company, other willful misconduct, gross negligence or conviction of a felony. Notice of for-Cause termination must be provided to the Designated Executive, who may contest such a determination. Good Reason includes the relocation of the Designated Executive’s employment domicile to a location more than 50 miles from the Designated Executive’s current employment domicile, requiring the Designated Executive to travel in excess more than 15% more than Designated Executive traveled for the business of the Company in the preceding 12 months or a reduction in the Designated Executive’s base salary, bonus opportunity or long-term incentive opportunity other than reductions that are applicable to all similarly situated executives.

Under the revised Policy, the Compensation Committee may amend or terminate the Policy provided that any amendment that is detrimental to the interests of an existing Designated Executive at the time of the amendment or any termination will not be effective with respect to such Designated Executive for a period of at least 24 months after such time.

The foregoing description of the Policy does not purport to be complete and is qualified in its entirety by reference to the Company’s Executive Severance Policy, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Company’s Executive Severance Policy

99.1	News Release dated July 30, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: July 31, 2009	By:	/s/ Daniel J. Churay
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Company’s Executive Severance Policy

99.1	News Release dated July 30, 2009